                                                     REGISTRATION NO.333-142453

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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                                 FORM N-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933     [X]
                        PRE-EFFECTIVE AMENDMENT NO.    [_]
                      POST-EFFECTIVE AMENDMENT NO. 14  [X]

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                     AXA EQUITABLE LIFE INSURANCE COMPANY
                          (EXACT NAME OF REGISTRANT)

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                     AXA EQUITABLE LIFE INSURANCE COMPANY
                          (NAME OF INSURANCE COMPANY)

             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104
         (ADDRESS OF INSURANCE COMPANY'S PRINCIPAL EXECUTIVE OFFICES) INSURANCE COMPANY'S TELEPHONE NUMBER, INCLUDING AREA CODE: (212) 554-1234

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                                  SHANE DALY
                 VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL
                     AXA EQUITABLE LIFE INSURANCE COMPANY
             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104
                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

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It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

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                                     NOTE:

This Post-Effective Amendment No. 14 ("PEA") to the Form N-3 Registration Statement No. 333-142453 ("Registration Statement") of AXA Equitable Life Insurance Company ("AXA Equitable") and its Separate Account No. 10 is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of filing exhibits to the Registration Statement. Accordingly, this PEA consists only of a facing page, this explanatory note and Item 29(b)(13)(a) of Part C of the Registration Statement on Form N-3 setting forth the exhibits to the Registration Statement. This PEA does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this PEA shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

                                    PART C

                               OTHER INFORMATION

Item 29. The PEA does not amend or delete the currently effective Prospectuses or Statements of Additional Information or supplements to the Prospectuses, or any other part of the Registration Statement except as specifically noted herein. (Parts A, B and C of Post Effective Amendment Nos. 12 and 13 to the Form N-3 Registration Statement
         (File No. 333-142453), filed with the Commission on April 20, 2017 and on December 21, 2017, respectively, are incorporated by reference.)

         (b)    Exhibits.

                The following exhibits correspond to those required by paragraph (b) of item 29 as to exhibits in Form N-3:

         13.    (a)    Consent of PricewaterhouseCoopers LLP, filed herewith.

                                  SIGNATURES

       As required by the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf, in the City and State of New York, on this 11th day of April, 2018.

                                   AXA EQUITABLE LIFE INSURANCE COMPANY
                                                   (Registrant)

                                   By:  AXA Equitable Life Insurance Company

                                   By:  /s/ Shane Daly
                                        ----------------------------------------
                                        Shane Daly
                                        Vice President and Associate General
                                        Counsel

                                  SIGNATURES

       As required by the Securities Act of 1933, the Depositor has caused this Registration Statement to be signed on its behalf, in the City and State of New York, on this 11th day of April, 2018.

                                         AXA EQUITABLE LIFE INSURANCE COMPANY
                                                      (Depositor)

                                         By:  /s/ Shane Daly
                                              ----------------------------------
                                              Shane Daly
                                              Vice President and Associate
                                              General Counsel

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

PRINCIPAL EXECUTIVE OFFICER:

*Mark Pearson                  Chairman of the Board, Chief Executive Officer,
                               Director and President

PRINCIPAL FINANCIAL OFFICER:

*Anders B. Malmstrom           Senior Executive Director
                               and Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

*Andrea M. Nitzan              Executive Director, Chief Accounting Officer
                               and Controller

*DIRECTORS:

Thomas Buberl         Daniel G. Kaye     Bertram Scott
George Stansfield     Kristi A. Matus    Richard C. Vaughan
Barbara Fallon-Walsh  Ramon de Oliveira  Mark Pearson

*By:  /s/ Shane Daly
      --------------------------
      Shane Daly
      Attorney-in-Fact
      April 11, 2018

                                 EXHIBIT INDEX

EXHIBIT NO.                                                           TAG VALUE
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  13(a)      Consent of PricewaterhouseCoopers LLP                    EX-99.13a